AMENDMENT NO. 12

TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of May 24, 2019, amends the Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM International Mutual Funds (Invesco International Mutual Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties agree to amend the Agreement to add Invesco Oppenheimer Global Focus Fund, Invesco Oppenheimer Global Fund, Invesco Oppenheimer Global Opportunities Fund, Invesco Oppenheimer International Equity Fund, Invesco Oppenheimer International Growth Fund, Invesco Oppenheimer Global Multi-Asset Growth Fund and Invesco Oppenheimer International Small-Mid Company Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“APPENDIX A

FEE SCHEDULE TO

AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Portfolios	Effective Date of Agreement
Invesco Asia Pacific Growth Fund	July 1, 2006
Invesco European Growth Fund	July 1, 2001
Invesco Global Growth Fund	July 1, 2006
Invesco Global Opportunities Fund	July 30, 2012
Invesco Global Small & Mid Cap Growth Fund	July 1, 2006
Invesco Global Responsibility Equity Fund	June 30, 2016
Invesco International Select Equity Fund	December 21, 2015
Invesco International Core Equity Fund	July 1, 2006
Invesco International Growth Fund	July 1, 2006
Invesco Oppenheimer Global Focus Fund	May 24, 2019
Invesco Oppenheimer Global Fund	May 24, 2019
Invesco Oppenheimer Global Opportunities Fund	May 24, 2019
Invesco Oppenheimer International Equity Fund	May 24, 2019
Invesco Oppenheimer International Growth Fund	May 24, 2019
Invesco Oppenheimer Global Multi-Asset Growth Fund	May 24, 2019
Invesco Oppenheimer International Small-Mid Company Fund	May 24, 2019
Invesco Select Opportunities Fund	July 30, 2012

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*

The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month not to exceed 0.0140% through June 30, 2019.

**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Attest:	/s/ Peter A. Davidson	By:	/s/ Jeffrey H. Kupor
	Assistant Secretary		Jeffrey H. Kupor
Senior Vice President

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